Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

GreenLight Biosciences Holdings, PBC

(Name of Subject Company (Issuer))

SW MergerCo, Inc.

(Name of Filing Person — Offeror)

a wholly-owned subsidiary of

SW ParentCo, Inc.

(Name of Filing Person — Parent of Offeror)

an affiliate of

Fall Line Endurance Fund, LP

Fall Line Endurance GP, LLC

(Names of Filing Persons — Other)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$19,657,407(1)	.0001102	2,166.25(2)

Fees Previously Paid	$—		$—

Total Transaction Valuation	$19,657,407

Total Fees Due for Filing			$2,166.25

Total Fees Previously Paid			$—

Total Fee Offsets			$—

Net Fee Due			$2,166.25

(1) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 0-11(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Transaction Valuation was calculated by multiplying (A) the sum of (i) 31,160,276, which is the total number of shares of common stock of GreenLight (“Shares”) excluding the Rollover Shares (as defined in the Offer to Purchase), (ii) 21,934,382 Shares underlying outstanding options, (iii) 46,730 Shares underlying restricted stock units, and (iv) 12,383,304 Shares underlying warrants to purchase Shares by (B) $0.30, which is the per Share tender offer price. The calculation of the Transaction Valuation is based on information provided as of June 14, 2023, the most recent practicable date.

(2) The amount of the filing fee, calculated in accordance with Rule 0-11(a)(2) of the Exchange Act was calculated by multiplying the transaction value by 0.0001102.

Table 2 – Fee Offset Claims and Sources

Inapplicable.